EXHIBIT 10.1

CERIDIAN CORPORATION

EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

and

Douglas C. Neve

(“Executive”)

Date:      March 14, 2005

RECITALS

A.                         Ceridian wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide services for such period.

B.                           Ceridian desires reasonable protection of Ceridian’s Confidential Information (as defined below).

C.                           Ceridian desires assurance that Executive will not compete with Ceridian, engage in recruitment of Ceridian’s employees or make disparaging statements about Ceridian after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D.                          Executive desires to be assured of a minimum Base Salary (as defined below) from Ceridian for Executive’s services for the term of this Agreement.

E.                            It is expressly recognized by the parties that Executive’s acceptance of, and continuance in, Executive’s position with Ceridian and agreement to be bound by the terms of this Agreement represents a substantial commitment to Ceridian in terms of Executive’s personal and professional career and a foregoing of present and future career options by Executive, for all of which Ceridian receives substantial value.

F.                            The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive’s position and responsibilities and substantially frustrate the purpose of Executive’s commitment to Ceridian and forbearance of career options.

G.                           The parties recognize that in light of the above-described commitment and forbearance of career options, it is essential that, for the benefit of Ceridian and its stockholders, provision be made for the possibility of a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive’s position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of Ceridian Corporation (as defined below), although no such change is now contemplated or foreseen.

NOW, THEREFORE, in consideration of Executive’s acceptance of and continuance in Executive’s employment for the term of this Agreement and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.01                   “Base Salary” shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02                        “Board” shall mean the Board of Directors of Parent Corporation.

1.03                        “Ceridian” shall mean Ceridian Corporation, a Delaware corporation f/k/a New Ceridian Corporation, and, except for purposes of Section 7.01(b) and (h), and Section 9.02 of Article IX,

(a)                                  any Subsidiary (as that term is defined in Section 1.07); and

(b)                                 any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04                        “Confidential Information” shall mean information or material of Ceridian which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

(a)                                  information or material relating to Ceridian and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated services, products or software; customers or prospective customers; relations with business partners or prospective business partners; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(b)                                 information or material relating to Ceridian’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Ceridian’s services, products or software;

(c)                                  information on or material relating to Ceridian which when received is marked as “proprietary,” “private,” or “confidential;”

(d)                                 trade secrets of Ceridian;

(e)                                  software of Ceridian in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Ceridian; and

(f)                                    any similar information of the type described above which Ceridian obtained from another party and which Ceridian treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Ceridian.

Notwithstanding the foregoing, “Confidential Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05                        “Disability” shall mean the inability of Executive to perform his or her duties under this Agreement because of illness or incapacity for a continuous period of six months.

1.06                        “Parent Corporation” shall mean Ceridian Corporation and, except for purposes of Article VIII and Section 9.02 of Article IX, any successor in interest by way of consolidation, operation of law, merger or otherwise.  “Parent Corporation” shall not include any Subsidiary.

1.07                        “Subsidiary” shall mean:  (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.07.

ARTICLE II

EMPLOYMENT, DUTIES AND TERM

2.01                  Employment.  Upon the terms and conditions set forth in this Agreement, Ceridian hereby employs Executive, and Executive accepts such employment.

2.02                   Duties.  Executive shall devote his full-time and best efforts to Ceridian and to fulfilling the duties of his or her position which shall include such duties as may from time to time be assigned him or her by Ceridian, provided that such duties are reasonably consistent with Executive’s education, experience and background.  Executive shall comply with Ceridian’s policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03                   Term.  Subject to the provisions of Articles IV and VIII, this Agreement and Executive’s employment shall continue until March 14, 2008 (the “Initial Term”).  On each anniversary of the Agreement, and subject to the provisions of Articles IV and VIII, this Agreement and Executive’s employment shall be automatically extended for an additional one-year period.  For purposes hereof, the Initial Term, together with any subsequent extensions thereof, are hereinafter referred to as the “Term.”  Upon the occurrence of a Change of Control during the Term, all applicable Change of Control protections set forth herein (including, without limitation, those set forth in Article VII hereof) shall continue to apply for the 24-month period commencing on the date of the Change of Control.

ARTICLE III

COMPENSATION AND EXPENSES

3.01                        Base Salary.  For all services rendered under this Agreement during the Term, Ceridian shall pay Executive a minimum Base Salary, at no less than the annual rate currently being paid or, if Executive is not currently in Ceridian’s employ, at the annual rate specified in the written offer of employment.  If Executive’s salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term.

3.02                        Bonus and Incentive.  Bonus or incentive compensation shall be at the sole discretion of Ceridian.  Except as otherwise provided in Article VII, Ceridian shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive’s participation therein, without compensation to Executive.

3.03                        Business Expenses.  Ceridian shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his or her duties as an employee of Ceridian, provided that Executive accounts promptly for such expenses to Ceridian in the manner prescribed from time to time by Ceridian.

ARTICLE IV

EARLY TERMINATION

4.01                        Early Termination.  This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V, VI, and IX.

4.02                        Termination for Cause.  Ceridian may terminate this Agreement and Executive’s employment immediately for cause.  For the purpose hereof “cause” means:

(a)                                  fraud;

(b)                                 misrepresentation;

(c)                                  theft or embezzlement of Ceridian assets;

(d)                                 intentional violations of law involving moral turpitude;

(e)                                  failure to follow Ceridian’s conduct and ethics policies; and/or

(f)                                    the continued failure by Executive to attempt in good faith to perform his or her duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive’s annual Base Salary through the date of termination specified in any written notice of termination.

4.03                        Termination Without Cause.  Either Executive or Ceridian may terminate this Agreement and Executive’s employment without cause on at least 75 days’ written notice.  In the event of termination of this Agreement and of Executive’s employment pursuant to this Section 4.03, compensation shall be paid as follows:

(a)                                  if the notice of termination is given by Executive, Executive shall be paid at the usual rate of his or her annual Base Salary through the 75 day notice period;

(b)                                 if the notice of termination is given by Ceridian, (1) Executive shall be paid at the usual rate of his or her annual Base Salary through the 75 day notice period, however, Ceridian shall have the option of making termination of the

Agreement and Executive’s employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of annual Base Salary; and (2) Executive shall receive, starting within 15 days after the end of the 75 day notice period, two years’ Base Salary and annual perquisite cash adder payable, at the sole discretion of Ceridian, in either the form of a lump sum payment or on a regular payroll period basis.  In addition, Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all applicable Ceridian annual bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his or her duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.  In addition, Ceridian shall provide or make arrangements for reasonable outplacement services for Executive based on his or her level within Ceridian. The payment and provision of the severance payments and benefits provided for in this Section 4.03 are conditioned upon Executive executing a release, similar to that attached as Exhibit A, of all claims against Ceridian.

4.04                        Termination In The Event of Death or Disability.  This Agreement shall terminate in the event of death or Disability of Executive.

(a)                                  In the event of Executive’s death, Ceridian shall pay an amount equal to 12 months of Base Salary and annual perquisite cash adder at the rate in effect at the time of Executive’s death plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had “target” goals been achieved.  Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Ceridian by Executive, (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive’s estate.  The amount shall be paid as a lump sum as soon as practicable following Ceridian’s receipt of notice of Executive’s death.  All such payments shall be in addition to any payments due pursuant to Section 4.04(c) below.

(b)                                 In the event of Executive’s Disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive’s inability to perform his or her duties occurs.

(c)                                  In the event of termination by reason of Executive’s death or Disability, Ceridian shall pay to Executive any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had “target” goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death or Disability occurred and the denominator of which is 12.  The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

4.05                        Retirement.  Executive may terminate this Agreement and Executive’s employment as a result of Executive decision to retire from Ceridian.  Executive shall provide Ceridian with at least 75 days’ written notice of the date upon which Executive intends to retire.  Executive shall be paid at the usual rate of his annual Base Salary and annual perquisite cash adder through the date of retirement stipulated in the written notice.

4.06                        Long Term Care Insurance.  Ceridian provides Executive and, if applicable, Executive’s spouse with insurance coverage related to the payment of certain nursing home and home health care expenses (the “Long Term Care Policy”).  Ceridian shall continue to pay any remaining premiums under the Long Term Care Policy for Executive and, if applicable, Executive’s spouse in the event of (a) Executive’s retirement, (b) Executive’s termination without cause by Ceridian or (c) a Change of Control Termination.  If Executive’s termination of employment is as a result of Executive’s death and Executive has a spouse with a Long Term Care Policy, then Ceridian shall continue to pay any remaining premiums under the Long Term Care Policy for Executive’s spouse.  For purposes of this Section 4.06, “continuous service” shall have the meaning set forth in the Ceridian Corporation Retirement Plan, regardless of whether or not Executive is eligible to participate in this pension plan.

4.07                        Entire Termination Payment.  The compensation provided for in this Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive’s sole remedy for such termination.  Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Ceridian.

ARTICLE V

CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01                        Confidentiality.  Executive acknowledges that Ceridian has taken reasonable measures to preserve the secrecy of its Confidential Information.  Executive will not, during the term or after the termination or expiration of this Agreement or his/her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Ceridian.  If Executive leaves the employ of Ceridian, Executive will not, without Ceridian’s prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02                        Business Conduct and Ethics. During the term of employment with Ceridian, Executive will engage in no activity or employment which may conflict with the interest of Ceridian, and will comply with Ceridian’s policies and guidelines pertaining to business conduct and ethics.

5.03                        Disclosure.  Executive will disclose promptly in writing to Ceridian all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Ceridian time or on Executive’s own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Ceridian in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Ceridian.

5.04                        Instruments of Assignment.  Executive will sign and execute all instruments of assignment and other papers to evidence transfer of Executive’s entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Ceridian, at the request and the expense of Ceridian, and Executive will do all acts and sign all instruments of assignment and other papers Ceridian may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof.  If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Ceridian, Ceridian shall pay Executive at a rate mutually agreeable to Executive and Ceridian, plus reasonable traveling or other expenses.

5.05                        Inventions Developed on Executive’s Own Time.  The two immediately preceding sections entitled “Disclosure” and “Instruments of Assignment” do not apply to inventions in which a Ceridian claim of any rights will create a violation of Chapter 181 Minnesota Statutes, Section 181.78, reproduced below and constituting the written notification of its Subdivision 3.

181.78 Agreements; terms relating to inventions

Subdivision 1.

Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee’s rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee’s own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer.  Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

Subdivision 2.

No employer shall require a provision made void and unenforceable by subdivision 1 as a condition of employment or continuing employment.

Subdivision 3.

IF AN EMPLOYMENT AGREEMENT ENTERED INTO AFTER AUGUST 1, 1977, CONTAINS A PROVISION REQUIRING THE EMPLOYEE TO ASSIGN OR OFFER TO ASSIGN ANY OF THE EMPLOYEE’S RIGHTS IN ANY INVENTION TO AN EMPLOYER, THE EMPLOYER MUST ALSO, AT THE TIME THE AGREEMENT IS MADE, PROVIDE A WRITTEN NOTIFICATION TO THE EMPLOYEE THAT THE AGREEMENT DOES NOT APPLY TO AN INVENTION FOR WHICH NO EQUIPMENT, SUPPLIES, FACILITY OR TRADE SECRET INFORMATION OF THE EMPLOYER WAS USED AND WHICH WAS DEVELOPED ENTIRELY ON THE EMPLOYEE’S OWN TIME, AND (1) WHICH DOES NOT RELATE (a) DIRECTLY TO THE BUSINESS OF THE EMPLOYER OR (b) TO THE EMPLOYER’S ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT, OR (2) WHICH DOES NOT RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.

5.06                        Executive’s Declaration. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Ceridian in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.07                        Survival.  The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive’s employment.

ARTICLE VI

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01                        General.  The parties hereto recognize and agree that (a) Executive is a senior executive of Ceridian and is a key executive of Ceridian, (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Ceridian’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Ceridian’s continued economic well-being and protection of Ceridian’s Confidential Information.  In light of these considerations, this Article VI sets forth the terms and conditions of Executive’s obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive’s employment for any reason other than a Change of Control

Termination.  Section 6.02 and 6.03 of this Agreement shall be of no further force or effect upon a Change of Control Termination.

6.02                        Non-Competition.

(a)                                  During the term of this Agreement, Executive will devote full time and energy to furthering Ceridian’s business and will not pursue any other business activity without Ceridian’s written consent.  Unless the obligation is waived or limited by Ceridian in accordance with subsection (b) of this Section 6.02, Executive agrees that during his or her employment with Ceridian and for a period of two years following termination of employment for any reason other than a Change of Control Termination (“Non-Compete Period”), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Ceridian’s business as conducted as of the date of such termination of employment or with any part of Ceridian’s contemplated business with respect to which Executive has Confidential Information.  For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.  Also for purposes of this subsection (a), “Ceridian’s business” shall include business conducted by Ceridian or its affiliates and any partnership or joint venture in which Ceridian or its affiliates is a partner or joint venturer; provided that, “affiliate” as used in this sentence shall not include any corporation in which Ceridian has ownership of less than fifteen percent (15%) of the voting stock.

(b)                                 At its sole option Ceridian may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

(c)                                  During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Ceridian.  Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services.  Ceridian’s failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Ceridian’s rights under this Article VI.

(d)                                 In the event Executive has provided notice to Ceridian pursuant to subsection (c) of this Section 6.02 and has not accepted employment with or agreed to provide consulting services to, any firm or entity directly as a result of his or her non-competition obligation pursuant to this Section 6.02, Ceridian shall pay Executive an amount equal to the usual rate of Executive’s Base Salary in effect at the time of termination on a regular payroll period basis until the end of the Non-Compete Period.  There shall be credited against Ceridian’s obligation to make such payments any other payments made by Ceridian to Executive pursuant to Article IV of this Agreement.  In the event that Ceridian elects, pursuant to subsection (b) of this Section 6.02, to waive all or any portion of the non-competition obligation set forth in subsection (a) hereof, no payment shall be required by Ceridian with respect to the portion of the Non-Compete Period which has been waived.

(e)                                  In the event Executive fails to provide notice to Ceridian pursuant to subsection (c) of this Section 6.02 and/or in anyway violates its non-competition obligation pursuant to Section 6.02, Ceridian may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, and Executive shall be deemed to have expressly waived any rights he may have had to payments under subsection (d) of this Section 6.02.

6.03                        Non-Recruitment.  During the term of employment and for a period of two years following termination of employment for any reason other than a Change of Control Termination, Executive will not directly or indirectly hire any of Ceridian’s employees, or solicit any of Ceridian’s employees for the purpose of hiring them or inducing them to leave their employment with Ceridian, nor will Executive own, manage, operate, join, control, consult with, participate in the ownership, management, operation or control of, be employed by, or be connected in any manner with any person or entity which engages in the conduct proscribed in this Section 6.03.  This provision shall not preclude Executive from responding to a request (other than by Executive’s employer) for a reference with respect to an individual’s employment qualifications.

6.04                        Non-Disparagement.  Executive will not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Ceridian, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05                        Survival and Enforceability.  The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive’s employment.  Should any provision of this Article VI be held invalid or illegal, such illegality shall not invalidate the whole of this Article VI or the Agreement, but, rather, Article VI shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Article VI be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly be covered.  Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Article VI shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  This Article VI does not replace and is in addition to any other agreements Executive may have with Ceridian on the matters addressed herein.

ARTICLE VII

CHANGE OF CONTROL

7.01                        Definitions.  For purposes of this Article VII, the following definitions shall be applied:

(a)                                  “Benefit Plan” means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Ceridian for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

(b)           “Change of Control” shall mean the first of the following events to occur:

(1)                                  there is consummated a merger or consolidation to which Ceridian or any direct or indirect subsidiary of Ceridian is a party if the merger or consolidation would result in the voting securities of Ceridian outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of Ceridian or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(2)                                  the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of  1934, as amended (the “Exchange Act”) in the aggregate of securities of Ceridian representing twenty percent (20%) or more of the total combined voting power of Ceridian’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Ceridian or any of its subsidiaries, (B) any acquisition directly from Ceridian or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by Ceridian or any corporation controlled by Ceridian, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of Ceridian in substantially the same proportions as their ownership of stock of Ceridian, (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report on Schedule 13D, beneficial ownership of all of the voting securities of Ceridian beneficially owned by it on such date, and (G) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (1) above, does not constitute a Change of Control; or

(3)                                  there is consummated a transaction contemplated by an agreement for the sale or disposition by Ceridian of all or substantially all of Ceridian’s assets, other than a sale or disposition by Ceridian of all or substantially all of Ceridian’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of Ceridian in substantially the same proportions as their ownership of Ceridian immediately prior to such sale; or

(4)                                  the stockholders of Ceridian approve any plan or proposal for the liquidation of Ceridian; or

(5)                                  a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board.  For purposes of this clause, “Continuity Directors” means (A) those members of the Board who were directors on the date hereof and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Ceridian) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed; or

(6)                                  such other event or transaction as the Board shall determine constitutes a Change of Control.

(c)                                  “Change of Control Compensation” means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a change in the ownership or effective control of Ceridian for purposes of Section 280G of the Code.

(d)                                 “Change of Control Termination” means, with respect to Executive, either of the following events occurring on or within two years after a Change of Control:

(1)                                  Termination of Executive’s employment by Ceridian for any reason other than (A) fraud, (B) theft or embezzlement of Ceridian assets, (C) intentional violations of law involving moral turpitude, or (D) failure to follow Ceridian’s conduct and ethics policies; or

(2)                                  Termination of employment with Ceridian by Executive for Good Reason.

A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.  A termination of Executive’s employment by Ceridian shall not constitute a termination described in clauses (A) through (D) of Section 7.01(d)(1) unless (i) there has been delivered to Executive by the Board, at least 10 days prior to such termination, a written notice which specifically identifies conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1) in which the Board believes Executive has engaged and provides Executive an opportunity to cure such conduct and (ii) the Board has duly adopted (following the expiration of the aforementioned cure period) a resolution, by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct described in clauses (A), (B), (C) or (D) of Section 7.01(d)(1), and specifying the particulars thereof in detail.  For purposes of this Agreement, Executive’s employment shall be deemed to have been terminated pursuant to a Change of Control Termination, if Executive’s employment is terminated by Ceridian other than for the reasons described in clauses (A) through (D) of Section 7.01(d)(1) during the pendency of a Potential Change of Control and Executive reasonably demonstrates that such termination was at the request or direction of a person or entity who has entered into an agreement, the consummation of which would result in a Change of Control, or is otherwise in connection with or in anticipation of a Change of Control (whether or not a Change of Control ever occurs).  For purposes of this Agreement, in the event of a termination described in the preceding sentence, a Change of Control will be deemed to have occurred immediately prior to the termination of Executive’s employment for purposes of this Agreement.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code shall include the corresponding section of such Code as from time to time amended.

(f)                                    “Good Reason” means a good faith determination by Executive, in Executive’s sole and absolute judgment, that any one or more of the following events has occurred, without Executive’s express written consent on or after a Change of Control:

(1)                                  A change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive’s responsibility or authority  (it being expressly understood that Executive shall have Good Reason if he ceases to be an executive officer of a publicly-held corporation);

(2)                                  A reduction by Ceridian in Executive’s Base Salary, bonus opportunity or annual perquisite cash adder as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter or any failure by Ceridian to pay any portion of Executive’s compensation when due;

(3)                                  Ceridian requiring Executive to be based anywhere other than within 50 miles of Executive’s job location at the time of the Change of Control;

(4)                                  Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Ceridian to continue in effect, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Ceridian that would materially and adversely affect Executive’s participation or materially reduce Executive’s benefits under any of such plans, programs or arrangements;

(5)                                  The failure by Ceridian to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any similar action by Ceridian that would materially adversely affect the working conditions in or under which Executive performs his or her employment duties;

(6)                                  If Executive’s primary employment duties are with a Subsidiary, the sale, merger, contribution, transfer or any other transaction in conjunction with which Parent Corporation’s ownership interest in such Subsidiary decreases below the level specified in Section 1.07 of Article I unless (A) this Agreement is assigned to the purchaser/transferee with the provisions of Article VII in full force and effect and operative as if a Change of Control has occurred with respect to the purchaser/transferee as Parent Corporation immediately after the purchase/transfer becomes effective, and (B) such purchaser/transferee has a creditworthiness reasonably equivalent to Parent Corporation’s; or

(7)                                  Any material breach of this Agreement by Ceridian.

Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event constituting Good Reason hereunder.

(g)                                 “Other Agreements” means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Ceridian for the direct or indirect provision of compensation to Executive.

(h)                                 “Potential Change of Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred: (A) Ceridian enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; (B) Ceridian or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; (C) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Ceridian representing 15% or more of either the then outstanding shares of common stock of Ceridian or the combined voting power of Ceridian’s then outstanding securities; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change of Control has occurred.

7.02                        Termination by Executive.  The termination of Executive’s employment as described in Section 7.01(d)(2) shall be accomplished by, and effective upon, Executive giving written notice to Ceridian of Executive’s decision to terminate.  Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03                        Change of Control Termination Payment.

(a)                                  In the event of a Change of Control Termination, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (i) 12 months of Base Salary at the rate in effect at the time of Executive’s termination (without giving effect to any reduction in Base Salary constituting Good Reason), (ii) the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved

(without giving effect to any reduction in bonus opportunity constituting Good Reason), (iii) the annual perquisite cash adder Executive would have received in the year in which the termination occurs (without giving effect to any reduction in the annual perquisite cash adder constituting Good Reason), (iv) the highest annual aggregate amount of basic and performance matching contributions made by Ceridian on behalf of Executive into the Ceridian Corporation Savings and Investment Plan (“401(k) Plan”) over the last three fiscal years prior to termination of Executive, and (v) the highest annual aggregate amount of 401(k) Restoration Match (as defined in the Ceridian Corporation Deferred Compensation Plan (“DCP”)) and Supplemental Matching Credit (as defined in the DCP) made by Ceridian on behalf of Executive into the DCP over the last three fiscal years prior to termination of Executive.  Ceridian shall also pay to Executive, within five days of such termination, a prorated portion of Executive’s bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the “target” level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365.

(b)                                 Neither the payments made to Executive pursuant to this Section 7.03 nor any other compensation to be provided to Executive by Ceridian pursuant to this Agreement or any Other Agreement or Benefit Plan which may be considered Change of Control Compensation shall be subject to any limitation on Change of Control Compensation which may otherwise be expressed in any such Other Agreement or Benefit Plan.

(c)                                  Following a Change of Control Termination, Ceridian shall provide Executive with outplacement services suitable to the Executive’s position for a period of three years or, if earlier, until the first acceptance by the Executive of an offer of employment.  Following a Change of Control Termination, Ceridian shall reimburse Executive for all customary relocation expenses incurred by Executive in one move out of Executive’s state of residence within the one year period following such Change of Control Termination.

(d)                                 In the event of a Change of Control Termination, all outstanding Ceridian options and other equity awards held by Executive shall become fully vested and exercisable and, if applicable, free from all restrictions.

(e)                                  The payments and benefits described in this Article VII shall be conditioned upon Executive executing (and not effectively rescinding) a release of claims against Ceridian substantially identical to that attached as Exhibit A hereto.]

7.04                        Tax Reimbursement.

(a)                                  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by Ceridian, any person or entity whose actions result in a Change of Control or any person or entity affiliated with the Company or such person or entity, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 7.04) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 Subject to the provisions of Section 7.04(d), all determinations required to be made under this Section 7.04, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ceridian’s external auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to Ceridian and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Ceridian.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by Ceridian.  Any Gross-Up Payment, as determined pursuant to this Section 7.04, shall be paid by Ceridian to Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon Ceridian and Executive.

(c)                                  As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by Ceridian will not have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that Ceridian exhausts its remedies pursuant to Section 7.04(d) and Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such

Underpayment shall be promptly paid by Ceridian to or for the benefit of Executive.

(d)                                 Executive shall notify Ceridian in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Ceridian of any Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise Ceridian of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Ceridian (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Ceridian notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)                                     give Ceridian any information reasonably requested by Ceridian relating to such claim;

(ii)                                  take such action in connection with contesting such claim as Ceridian shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Ceridian;

(iii)                               cooperate with Ceridian in good faith in order to effectively contest such claim; and

(iv)                              permit Ceridian to participate in any proceedings relating to such claim;

provided, however, that Ceridian shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 7.04(d), Ceridian shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Ceridian shall determine; provided further, however, that if Ceridian directs Executive to pay such claim and sue for a refund, Ceridian shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax

(including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, Ceridian’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)                            If, after the receipt by Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Ceridian’s complying with the requirements of Section 7.04(d)) promptly pay to Ceridian the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Ceridian does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.05                        Interest.  In the event Ceridian does not make timely payment in full of the Change of Control Termination Payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of:  (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.06                        Attorneys’ Fees.  In the event Executive incurs any legal expense to enforce or defend his or her rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Ceridian any expenses for attorneys’ fees and disbursements incurred. Such payments shall be made within five (5) business days after delivery of Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as Ceridian reasonably may require.

7.07                        Benefits Continuation.  In the event of a Change of Control Termination, Executive shall, until age 65, be entitled to receive from Ceridian health, dental, accidental death and dismemberment, and life insurance coverage substantially equivalent to the coverage Executive had on the day immediately prior to the Change of Control, including any coverage then in effect for Executive’s spouse, domestic partner or dependents.  Executive shall be required to pay no more for the above mentioned benefits than the amount Executive would have been required to pay had Executive continued to be an active employee of Ceridian.  If continuation of any of such coverage is made available to employees terminating at age 55 with 15 or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediately prior to the Change of Control.  If the provision of any such coverage to Executive causes inclusion of any amount in Executive’s gross income that would not have been so included had Executive received such coverage as an active employee, Ceridian shall pay Executive the amount necessary to wholly offset the federal and state income taxes attributable to such amount and the tax reimbursement amounts paid pursuant to this sentence.

7.08                        Mitigation; Offset.  Following a Change of Control Termination, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by pursuant to this Article VII.  The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Parent Corporation, any Subsidiary or otherwise.

ARTICLE VIII

CHANGE OF SUBSIDIARY STATUS

In the event that, prior to a Change of Control: (a) a Subsidiary is sold, merged, contributed, or in any other manner transferred, or if for any reason Parent Corporation’s ownership interest in any such Subsidiary falls below the level specified in Section 1.07, (b) Executive’s primary employment duties are with the Subsidiary at the time of the occurrence of such event, and (c) Executive does not, in conjunction therewith, transfer employment directly to Parent Corporation or another Subsidiary, then:

(1)                                  If Executive gives his or her written consent to the assignment of this Agreement to such Subsidiary, or to the purchaser or new majority interest holder of such Subsidiary, (and such assignment is accepted) this Agreement shall remain in full force and effect between Executive and the assignee, except that the provisions of Article VII of this Agreement shall become null and void;

(2)                                  If such assignment is not accepted by the Subsidiary or purchaser, then this Agreement shall be deemed to have been terminated by Ceridian without cause pursuant to Section 4.03 of Article IV; and

(3)                                  In all other cases, this Agreement shall be deemed terminated for cause pursuant to Section 4.02 of Article IV.

ARTICLE IX

GENERAL PROVISIONS

9.01                        No Adequate Remedy.  The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate.  Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

9.02                        Successors and Assigns.  Except as otherwise provided in Article VIII, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Ceridian, and any such successor or assign shall absolutely and unconditionally assume all of Ceridian’s obligations hereunder.

9.03                        Notices.  All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

(a)                                  Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425-1640

Attention:  Office of General Counsel

(b)                                 In the case of Executive shall be:

At the address listed on the last page of this Agreement.

Either party may, by notice hereunder, designate a changed address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

9.04                        Captions.  The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

9.05                        Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any and every legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose.  The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation’s corporate headquarters and its principal executive offices are located within the State of Minnesota, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Ceridian and its senior executives.

9.06                        Construction.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.07                        Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

9.08                        Modification.  Any changes or amendments to this Agreement must be in writing and signed by both parties.

9.09                        Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.  This Agreement replaces in full all prior employment or Change of Control agreements or understandings of the parties hereto with respect to such subject matter, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	CERIDIAN CORPORATION

/s/ Douglas C. Neve	By:	/s/ Gary M. Nelson
Douglas C. Neve		Gary M. Nelson
Title: Executive Vice President and Chief Financial Officer		Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Address:

Exhibit A

RELEASE

I, Douglas C. Neve, in consideration of the payments of $               subject to appropriate withholding, which includes compensation to which I would not be otherwise entitled, do, except as specifically provided below, hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which I have or may have against Ceridian Corporation, its predecessors, successors, subsidiaries and affiliates and all past and present members of the Board of Directors, officers, employees and agents of those persons and companies (“Ceridian”) arising out of any actions, conduct, decisions, behavior or events occurring up to the date of my execution of this Release.

I understand and accept that this Release specifically covers but is not limited to any and all claims, complaints, causes of action or demands which I have or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of my employment up to the date of my signature below, any form of employment discrimination prohibited under any state’s human rights act, Title VII of the Federal Civil Rights Act of 1964 and the Federal Age Discrimination in Employment Act.  I further understand that this Release extends to but is not limited to all claims which I may have based on statutory or common law claims for negligence or other breach of duty, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, failure to pay wages or any other theory, whether legal or equitable. Notwithstanding the foregoing, I do not waive my rights to (i) enforce the performance by Ceridian of its obligations under the Executive Employment Agreement between myself and Ceridian (including, without limitation, the obligation to make the payments and provide the benefits described in Article VII thereof if applicable), (ii) any pension or other employee benefits payable pursuant to the terms of the applicable plans of Ceridian or any affiliate, which benefits shall be paid or provided in accordance with the terms of such plans or (iii) indemnification from Ceridian with respect to my service with Ceridian, whether provided pursuant to Ceridian’s bylaws or otherwise.

Nothing contained herein, however, shall be construed to prohibit me from filing a charge with the Equal Employment Opportunity Commission, but my release includes a release of my right to file a court action or to seek individual remedies or damages in any Equal Employment Opportunity Commission-filed court action, and my release of these rights shall apply with full force and effect to any proceedings arising from or relating to such a charge.

I agree that my only remedy for any dispute I have about the enforceability of this Release shall be to submit that dispute to final and binding arbitration in accordance with the rules of the American Arbitration Association.  Ceridian and I agree that I must send written notice of any claim to Ceridian by certified mail, return receipt requested.  Written notice to Ceridian shall be sent to its Secretary at 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640.

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I understand that I may rescind this Release if I do so in writing, delivered by certified mail, return receipt requested, to Office of the General Counsel, Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, MN 55425-1640, within fifteen (15) calendar days of the date of my signature below.  Upon the expiration of fifteen (15) calendar days from the date indicated below, if I have not rescinded this Release, then Ceridian Corporation shall promptly deliver to me the above-referenced payment, subject to appropriate withholding, this Release being contingent upon payment of that sum.

If sent by mail, the rescission must be:

•              Postmarked within the 15 calendar-day period;

•              Properly addressed to Ceridian; and

•              Sent by certified mail, return receipt requested.

By my signature below, I acknowledge that I fully understand and accept the terms of this Release, and I represent and agree that my signature is freely, voluntarily and knowingly given.  I have had 21 days in which to consider this agreement.  By my signature below, I further acknowledge that I have been provided a full opportunity to review and reflect on the terms of this Release and to seek the advice of legal counsel of my choice, which advice I have been encouraged to obtain.

If I do not execute this Release within 30 days after I receive it, the offer Ceridian has made for a payment herein is null and void.

Date:
Douglas C. Neve

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